Exhibit 99.1

   MBIA Inc. Reports 43 Percent Increase in 2003 Earnings Per Share

   ARMONK, N.Y.--(BUSINESS WIRE)--Feb. 2, 2004--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that 2003 diluted earnings per share rose 43 percent to $5.61 per share compared with $3.92 in 2002. Net income for 2003 was $813.6 million compared with $579.1 million for 2002, a 40 percent increase. The increase in net income and earnings per share for 2003 was due to a combination of solid growth in insurance operating income, positive mark-to-market adjustments on the company's insured synthetic credit derivatives and net realized gains generated from shortening the duration of the company's investment portfolio.
   Fourth quarter diluted earnings per share increased 49 percent to $1.25 from $0.84 in 2002. Net income for the fourth quarter rose 50 percent to $182.0 million from $121.4 million in last year's fourth quarter.

Diluted earnings per share information
---------------------------------------

                                             Three Months    Year
                                                Ended        Ended
                                             December 31  December 31
                                            ------------ -------------
                                             2003  2002  2003    2002
                                             ----  ----  ----    ----
Net income                              $    1.25 $0.84 $5.61 $  3.92
   Cumulative effect of accounting
    change                                      -     -     -   (0.05)
                                             ----  ----  ----    ----
Net income before accounting change          1.25  0.84  5.61    3.98

   Net realized gains                        0.05  0.06  0.36    0.07
   Net gains (losses) on derivative
    instruments and foreign exchange        (0.02)(0.32) 0.45   (0.36)
                                             ----  ----  ----    ----
Operating income (1)                    $    1.22 $1.09 $4.80 $  4.27


(1)  A non-GAAP measure which is comparable to First Call estimates

   "MBIA had its best year ever in 2003. Significant demand across our product lines resulted in record top line production and bottom line results as well as extraordinary high credit quality of business written. Our team did an excellent job of capitalizing on significant global market opportunities as over 40 percent of business production came from international operations. With an improving global economy and continuing strong demand for the financial guarantee product, MBIA's outlook remains favorable," said MBIA President Gary Dunton.

   Insurance Operations

   Adjusted direct premium (ADP) for 2003 increased 35 percent to a record $1.6 billion from $1.2 billion in 2002, driven by MBIA's U.S. public finance business and international operations. ADP, a non-GAAP measure, includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded.

Adjusted Direct Premium
(dollars in millions)
-----------------------

                           Three Months              Year
                              Ended                  Ended
                            December 31           December 31
                           ------------           -----------
                      2003   2002 % Change     2003     2002 % Change
                     ------ ----- --------- -------- ------- ---------
Public Finance
   United States    $124.5 $163.9      (24) $ 627.0 $  451.4       39
  Non-United States  154.4   45.3      241    409.4    206.3       98
                     ------ --------------- -------- -----------------
              Total  278.9  209.2       33  1,036.4    657.7       58


Structured Finance
   United States      91.6   61.2       50    332.3    389.3      (15)
  Non-United States   70.1   42.9       63    252.7    157.2       61
                     ------ --------------- -------- -----------------
              Total  161.7  104.1       55    585.0    546.5        7

              Total $440.6 $313.3       41 $1,621.4 $1,204.2       35


   Public finance showed very strong growth for 2003 with a 58 percent increase in ADP over 2002 due to strong business production in both U.S. and international operations. MBIA capitalized on favorable market conditions as U.S. new issue volume reached record levels for the second consecutive year and insured penetration was approximately 50 percent. Credit quality for public finance was exceptional, with 88 percent of insured business written rated Single-A or above in 2003.
   Structured finance ADP increased 7 percent in 2003. International structured finance operations recorded a 61 percent increase. The reduction in U.S. business was a result of stronger mortgage-backed and asset-backed markets that required less insurance. In structured finance, 71 percent of insured business written in 2003 was rated Single-A or higher.
   Net premiums written for 2003 rose a very strong 37 percent to $1.0 billion from $753.4 million due to increased new business activity as well as a lower reinsurance cession rate. Total earned premium rose 25 percent to $733.0 million from $588.5 million. Strong levels of new business written during the last two years resulted in an 18 percent increase in scheduled premiums earned over 2002. Earned premiums from refundings were up 69 percent to $125.6 million in 2003 from $74.4 million during the same period in 2002 as municipalities took advantage of the continued low interest rate environment to refinance their debt.
   Pre-tax net investment income rose 1 percent to $437.7 million in 2003, from $432.9 million in 2002. An 11 percent increase in average invested assets helped offset the impact of lower yields as well as shortening the duration of the company's investment portfolio throughout the year. After-tax net investment income in 2003 decreased by 2 percent to $347.8 million, compared with $353.3 million in 2002.
   MBIA's advisory fees in 2003 were up 18 percent to $59.7 million from $50.7 million during 2002. The increase was a result of work fees for large complex transactions and fees related to ongoing insured portfolio management activities.
   Insurance operating expenses were up 24 percent to $108.1 million from $87.4 million in 2002. The increase was a result of a reallocation of expenses between business units, a nonrecurring expense in the second quarter to establish a new conduit, and a one-time cost to replace split-dollar life insurance policies. Excluding the above mentioned items, operating expenses increased 6 percent for 2003, in line with the company's 5-7 percent long-term goal.
   The statutory expense ratio for insurance operations was 12.8 percent for the year 2003, compared to 16.8 percent in 2002 due primarily to a significant increase in net premiums written.
   MBIA's pre-tax operating income from insurance operations rose 13 percent to $991.5 million from $875.4 million in 2002.

   Risk Management and Loss Reserves

   The company incurred $72.9 million in loss and loss adjustment expenses in 2003, an 18 percent increase compared with $61.7 million in 2002. The growth was driven by an increase in scheduled earned premium, which is the basis for the company's loss reserve formula. Total case-incurred activity was $59.7 million in 2003, which primarily included additional case reserves for MBIA's guaranteed tax lien portfolios, and losses associated with an older vintage CDO and a Trenwick America Corporation debt obligation.
   The effects of an improving economy have resulted in an overall improvement in the credit quality of the company's insured portfolio. The portion of the insured portfolio rated below investment grade continued to decline during the second half of 2003.
   MBIA has approximately $2.5 billion of net par exposure to the manufactured housing sector, including $588 million of Greentree/Conseco transactions. Although losses within most of the Greentree/Conseco transactions have exceeded expectations, MBIA does not expect to incur any insured losses because the high original Triple-A and Double-A attachment points have provided a substantial amount of first loss protection in front of MBIA. Additionally, MBIA has indirect exposure to Greentree/Conseco manufactured housing transactions totaling approximately $162 million across nine CDO transactions. Since these exposures comprise only a small percentage of the collateral in each transaction, MBIA believes the performance of the insured CDO transactions will not be adversely affected.
   Regarding MBIA's ongoing litigation with Royal Indemnity Company concerning a number of student loan transactions, as previously announced, the Delaware Federal District Court granted MBIA's motion for summary judgment and ordered Royal to pay all claims due under its policies. Royal has filed a notice of appeal of the summary judgment. Pending Royal's appeal, Royal and MBIA have entered into an agreement under which Royal has pledged $370 million of investment grade collateral to MBIA to secure the entire amount of the judgment with interest, and has agreed to post additional collateral for future claims and interest. The Federal District Court has ordered Royal to comply with the Pledge Agreement. MBIA continues to believe that the judgment will be upheld on appeal.

   Investment Management Services

   MBIA's asset management business continues to show improving results due to solid performance in the company's fixed-income businesses. The market value of quarterly average assets under management was $37.1 billion for the fourth quarter of 2003, up 6 percent from $35.0 billion for the fourth quarter of 2002. In addition, conduit assets, which are held-to-maturity, totaled $8.4 billion at year-end.
   Although pre-tax operating income for Investment Management Services of $50.1 million was up 1 percent for 2003, from $49.5 million in 2002, fourth quarter results were substantially better, as pre-tax operating income increased 9 percent, to $12.4 million from $11.5 million in the fourth quarter of 2002.

   Corporate

   Corporate includes holding company net investment income, interest expense and corporate expenses. Net corporate expenses in 2003 increased 12 percent to $74.2 million from $66.3 million a year ago. A 17 percent increase in interest expense resulting from additional debt issued in the third quarter of 2002 was only partially offset by a reduction in corporate expenses.

   Gains and Losses

   The company's sale of certain assets to reduce the duration of its investment portfolio in 2003 resulted in a substantial increase in net realized gains, which totaled $80.7 million, compared with net realized gains of $15.4 million in 2002. The duration of the company's investment portfolio was approximately 5.3 years at year-end 2003.
   The company recorded pre-tax net gains of $99.7 million in 2003 on its derivative and foreign currency exposure, compared with pre-tax net unrealized losses of $81.9 million for 2002. This $0.45 per share net gain was primarily attributable to insured synthetic CDOs, reflecting the impact of tighter credit spreads in the investment grade bond market during 2003.

   Book Value and Adjusted Book Value

   MBIA's book value per share at December 31, 2003 increased to $43.50 from $37.95 at December 31, 2002, up 15 percent due to growth in net income and the unrealized appreciation on the company's investment portfolio. Adjusted book value (ABV) per share at December 31, 2003 rose 16 percent to $59.84 from $51.77 at December 31, 2002.
ABV, a non-GAAP measure, includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.

   Share Repurchase

   The company repurchased 1.9 million shares during 2003 at an average cost of $43.07 per share. Approximately 1.7 million shares remain in the company's 11.3 million share buyback program.

   2004-2006 Outlook

   As MBIA manages its business for the long-term, the company sets its goals and measures its performance over a three to five year period against certain economic benchmarks. MBIA's long-term growth target for new business production is in the 12-15 percent range over any three to five year period. Following three consecutive years of record ADP growth averaging 25 percent, the company expects that 2004 ADP will increase only slightly over 2003. ADP growth in 2005-2006 should return to more historic levels. The very strong new business production over the last three years should drive scheduled earned premium growth to 15-20 percent in 2004-2006, significantly higher than the company's long-term target of 12-15 percent range.
   The long-term growth objective for MBIA's investment portfolio and after-tax investment income is in the 8-10 percent range. Growth in invested assets should continue to offset the impact of the low-yield environment and the shortened duration of the investment portfolio. Consequently, growth in 2004-2006 is expected to fall at least within the 8-10 percent range for invested assets and after-tax investment income.
   The company's long-term goal is to contain insurance operating expenses to the 5-7 percent range per year. While expenses in 2003 exceeded that range due to nonrecurring items, expense growth for 2004-2006 is expected to fall within the targeted range.
   The dramatic decline in equity assets under management over the last three years caused MBIA's asset management business results to fall well below its long-term target growth rate of 14-17 percent. However, based on the continued strong performance of the company's fixed-income operations, asset management performance for 2004-2006 is expected to be well within the company's long-term target.
   The company expects that operating ROE will be in the 13-14 percent range in 2004-2006, short of its 15 percent long-term target due to its strong capital position and low investment yields. Operating EPS is expected to fall within the company's long-term target range of 12-15 percent for 2004-2006 driven by strong earned premium growth.

   Conference Call

   MBIA will host a conference call for investors today at 11 a.m. EST. The conference call will consist of brief comments by Neil Budnick, MBIA's chief financial officer, and Mr. Dunton followed by a question and answer session. The conference call will be web cast live on MBIA's Web site at http://investor.mbia.com (then select "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for outside the United States. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.

   MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

   This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

   Explanation of Non-GAAP Financial Measures

   The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.
   Operating Income: The company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivatives instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
   Adjusted Book Value: The company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the company. Since the company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the company's part, ABV provides an indication of the company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.
   Adjusted Direct Premiums: The company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

                       MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
  --------------------------------------------------------------------

                         (dollars in thousands)

                                        Dec. 31, 2003   Dec. 31, 2002
                                       --------------- ---------------
Assets
------
 Investments:
  Fixed-maturity securities
   held as available-for-sale
   at fair value (amortized cost
   $16,526,579 and $14,636,848)         $17,390,979       $15,527,265
  Conduit investments held-to-
   maturity                               8,386,280               ---
  Investment agreement portfolio
   pledged as collateral at fair
   value (amortized cost $581,633
   and $646,287)                            596,366           667,854
  Short-term investments                    975,836           687,238
  Other investments                         357,346           212,673
                                       -------------     -------------
           Total investments             27,706,807        17,095,030

 Cash and cash equivalents                  182,417            83,218
 Accrued investment income                  269,610           215,265
 Deferred acquisition costs                 319,728           302,222
 Prepaid reinsurance premiums               535,728           521,641
 Reinsurance recoverable on unpaid
  losses                                     61,085            43,828
 Goodwill                                    90,041            90,041
 Property and equipment (net of
  accumulated depreciation)                 123,068           128,441
 Receivable for investments sold             20,376            91,767
 Derivative assets                          256,744           191,755
 Variable interest entity assets            600,322               ---
 Other assets                               101,808            88,893
                                       -------------     -------------
  Total assets                          $30,267,734       $18,852,101
                                       =============     =============

Liabilities and Shareholders' Equity
------------------------------------
 Liabilities:
  Deferred premium revenue               $3,079,851        $2,755,046
  Loss and loss adjustment expense
   reserves                                 559,510           573,275
  Investment agreement and medium-term
   note obligations                       8,840,125         7,230,562
  Securities sold under agreements to
   repurchase                               505,883           539,561
  Conduit debt obligations                7,848,060               ---
  Short-term debt                            57,337               ---
  Long-term debt                          1,021,795         1,033,070
  Current income taxes                       14,554            17,648
  Deferred income taxes                     552,740           471,534
  Deferred fee revenue                       21,814            24,838
  Payable for investments purchased          47,059            58,436
  Derivative liabilities                    437,683           309,749
  Variable interest entity
   liabilities                              600,322               ---
  Other liabilities                         421,986           345,031
                                       -------------     -------------
           Total liabilities             24,008,719        13,358,750

 Shareholders' Equity:
  Common stock                              153,551           152,555
  Additional paid-in capital              1,295,638         1,239,313
  Retained earnings                       4,593,486         3,895,112
  Accumulated other comprehensive
   income                                   632,623           541,250
  Unallocated ESOP shares                       ---              (653)
  Unearned compensation - restricted
   stock                                    (12,299)          (12,646)
  Treasury stock                           (403,984)         (321,580)
                                       -------------     -------------
   Total shareholders' equity             6,259,015         5,493,351

  Total liabilities and shareholders'
   equity                               $30,267,734       $18,852,101
                                       =============     =============


                      MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------

           (dollars in thousands except per share amounts)

                      Three Months Ended            Year Ended
                          December 31               December 31
                   ------------------------- -------------------------
                          2003         2002         2003         2002
                   ------------ ------------ ------------ ------------
Insurance operations
  Revenues:
   Gross premiums
    written           $307,515     $321,594   $1,268,808     $951,931
   Ceded premiums      (45,951)     (52,395)    (235,736)    (198,526)
                   ------------ ------------ ------------ ------------
    Net premiums
     written           261,564      269,199    1,033,072      753,405

   Scheduled premiums
    earned             156,375      135,595      607,400      514,064
   Refunding premiums
    earned              35,413       21,507      125,597       74,445
                   ------------ ------------ ------------ ------------
    Premiums earned    191,788      157,102      732,997      588,509

   Net investment
    income             117,219      109,405      437,696      432,949
   Advisory fees        16,803       12,441       59,719       50,747
                   ------------ ------------ ------------ ------------
    Total insurance
     revenues          325,810      278,948    1,230,412    1,072,205

  Expenses:
   Losses and LAE
    incurred            18,766       16,272       72,888       61,688
   Amortization of
    deferred
    acquisition
    costs               15,152       12,725       57,907       47,669
   Operating            30,854       23,309      108,130       87,401
                   ------------ ------------ ------------ ------------
    Total insurance
     expenses           64,772       52,306      238,925      196,758

  Insurance income     261,038      226,642      991,487      875,447
                   ------------ ------------ ------------ ------------

Investment management
 services
  Revenues             124,155      104,585      422,655      424,434
  Interest expense      89,250       76,780      302,224      313,517
                   ------------ ------------ ------------ ------------
   Net revenues         34,905       27,805      120,431      110,917
  Expenses              22,471       16,351       70,326       61,446
                   ------------ ------------ ------------ ------------
  Investment management
   services income      12,434       11,454       50,105       49,471
                   ------------ ------------ ------------ ------------

Municipal services
  Revenues               6,681        7,225       26,814       24,810
  Expenses               6,155        7,115       25,857       24,408
                   ------------ ------------ ------------ ------------
  Municipal services
   income                  526          110          957          402
                   ------------ ------------ ------------ ------------

Corporate
  Net investment
   income                2,240        2,601        9,000        9,426
  Interest expense      17,504       17,522       68,368       58,453
  Corporate expenses     5,533        5,352       14,874       17,259
                   ------------ ------------ ------------ ------------
  Corporate loss       (20,797)     (20,273)     (74,242)     (66,286)
                   ------------ ------------ ------------ ------------

Gains and losses
  Net realized gains    11,710       14,263       80,668       15,424
  Net gains (losses)
   on derivative
   instruments and
   foreign exchange     (4,548)     (70,381)      99,665      (81,877)
                   ------------ ------------ ------------ ------------
  Net gains and
   losses                7,162      (56,118)     180,333      (66,453)
                   ------------ ------------ ------------ ------------

Income before
 income taxes          260,363      161,815    1,148,640      792,581

Provision for
 income taxes           78,343       40,431      335,055      205,763
                   ------------ ------------ ------------ ------------

Income before
 cumulative effect
 of accounting
 change                182,020      121,384      813,585      586,818

  Cumulative effect
   of accounting
   change                   ---          ---          ---      (7,731)
                   ---------------------------------------------------

Net income            $182,020     $121,384     $813,585     $579,087
                   ============ ============ ============ ============

Net income per
 common share:
  Basic                  $1.27        $0.84        $5.67        $3.95
  Diluted                $1.25        $0.84        $5.61        $3.92

Weighted-average
 common shares
 outstanding:
  Basic            143,374,308  144,430,185  143,449,007  146,634,204
  Diluted          145,656,977  145,094,849  144,980,396  147,574,079


                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
 (in millions)
--------------------------------------------------------------------


                                   Three Months Ended      Year Ended
                                       Dec. 31,             Dec. 31,
                                   -----------------------------------
                                     2003    2002      2003      2002
                                   ------- ------- --------- ---------

Adjusted direct premiums (1)       $440.6  $313.3  $1,621.4  $1,204.2

    Adjusted premiums assumed         9.6     0.1      41.4       6.1
                                   ------- ------- --------- ---------
Adjusted gross premiums             450.2   313.4   1,662.8   1,210.3

    Present value of estimated
     future installment premiums
     (2)                           (337.0) (108.6) (1,015.0)   (728.4)
                                   ------- ------- --------- ---------
Gross upfront premiums written      113.2   204.8     647.8     481.9

    Gross installment premiums
     received                       194.3   116.8     621.0     470.0
                                   ------- ------- --------- ---------
Gross premiums written             $307.5  $321.6  $1,268.8    $951.9
                                   ======= ======= ========= =========

(1) A non-GAAP measure.

(2) At March 31, June 30, September 30 and December 31, 2003 the discount rates were 5.6%, 5.3%, 5.1% and 4.7%, respectively, while 2002 was at 9.0%.

Components of Net Income per Share
----------------------------------

                                   Three Months Ended     Year Ended
                                        Dec. 31,           Dec. 31,
                                   -----------------------------------
                                     2003    2002      2003      2002
                                   ------- ------- --------- ---------
Net income                          $1.25   $0.84     $5.61     $3.92

    Cumulative effect of
     accounting change               0.00    0.00      0.00     (0.05)
                                   ------- ------- --------- ---------

Net income before accounting
 change                              1.25    0.84      5.61      3.98

    Net realized gains               0.05    0.06      0.36      0.07

    Net gains (losses) on
     derivative instruments
      and foreign exchange          (0.02)  (0.32)     0.45     (0.36)
                                   ------- ------- --------- ---------

Operating income (1)                $1.22   $1.09     $4.80     $4.27
                                   ======= ======= ========= =========

(1) A non-GAAP measure.



                     MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
--------------------------------------------

                                  December 31,       December 31,
                                       2003               2002
                                -----------------  -----------------

Book value                                $43.50             $37.95
After-tax value of:
   Deferred premium revenue     13.91              12.38
   Prepaid reinsurance premiums (2.42)             (2.34)
   Deferred acquisition costs   (1.44)             (1.36)
                                ------             ------
      Net deferred premium
       revenue                             10.05               8.68
   Present value of installment
    premiums  (1)                           9.27               5.84
   Unrealized losses on investment
    contract liabilities                   (0.49)             (0.70)
   Loss provision (2)                      (2.49)                --
                                      -----------        -----------
Adjusted book value (3)                   $59.84             $51.77
                                      ===========        ===========


(1) At March 31, June 30, September 30 and December 31, 2003 the discount rates were 5.6%, 5.3%, 5.1% and 4.7%, respectively, while 2002 was at 9.0%.

(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.

(3) A non-GAAP measure.

                  CONSOLIDATED INSURANCE OPERATIONS
---------------------------------------------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------

(dollars in millions)                  December 31,       December 31,
                                           2003               2002
                                      -------------      -------------

   Capital and surplus                  $3,715.0           $3,158.0
   Contingency reserve                   2,368.2            2,276.8
                                      -----------        -----------

       Capital base                      6,083.2            5,434.8

   Unearned premium reserve              3,066.6            2,774.1
   Present value of installment
    premiums (1)                         2,052.9            1,300.1
                                      -----------        -----------

       Premium resources                 5,119.5            4,074.2

   Loss and loss adjustment
    expense reserves                       200.7              244.9
   Standby line of credit/stop
    loss                                 1,236.0            1,260.8
                                      -----------        -----------

       Total claims-paying
        resources                      $12,639.4          $11,014.7
                                      ===========        ===========

   Net debt service outstanding       $835,773.8         $781,589.4

   Capital ratio (2)                       137:1              144:1

   Claims-paying ratio (3)                  77:1               82:1

(1) At March 31, June 30, September 30 and December 31, 2003 the discount rates were 5.6%, 5.3%, 5.1% and 4.7%, respectively, while 2002 was at 9.0%.

(2) Net debt service outstanding divided by the capital base.

(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and standby line of credit/stop loss.


    CONTACT: MBIA Inc.
             Michael C. Ballinger, 914-765-3893